Exhibit 10.1

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT ("Agreement") is entered into and effective as of the 9 day of Feb., 2004, by and between SLS International, Inc. and Ryan Schinman hereinafter known as "Schinman".

         1. This agreement sets forth a stock option payment payable to Ryan Schinman notwithstanding his relationship to PR nor PR's relationship to SLS International, Inc.

         2. Upon execution of the consulting agreement, SLS International, Inc. shall authorize Ryan Schinman to receive Fifty Thousand (50,000) stock options of SLS Internationals' stock option plan of 2000. These options shall be granted at the closing price of SLS Internationals' stock on the day of signing this contract, 10,000 additional options per month shall be granted each additional month that the consulting contract with Platinum Rye LLC is in force. These monthly options shall be granted at the closing price of SLS Internationals' stock on the first day of each subsequent month. These options shall be the sole possession of Schinman and shall not benefit PR directly or indirectly. Upon exercising these options the consultant agrees to a dribble out clause by which he will not be entitled to sell more than 2,000 shares per day.

         3. The options shall vest one (6) months after the date they are granted and also be exercisable for Ten Years (10) from the day they are granted.


                                        /s/ Ryan Schinman
                                        -------------------------------
                                            Ryan Schinman, Individually



                                        /s/ John M. Got
                                        ---------------
                                            John M. Got